                            Exhibit 99
Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: Richard C. Emery
2605 WESTERN AVE.                       President & CEO
SEATTLE, WA 98121                       United Security
(509) 467-6949
(206) 448-1996                          Larry Mitson,
President
NEWS RELEASE                            Grant National (509)
754-5650
------------------------------------------------------------
-----------

UNITED SECURITY BANCORPORATION COMPLETES ACQUISITION OF
GRANT NATIONAL BANK
  Spokane, WA-July 20, 1998-United Security Bancorporation (NASDAQ: USBN) today announced it has completed its acquisition of Grant National Bank for a total consideration of approximately $10 million in USBN stock, following approval by Grant National shareholders and regulatory agencies. The transaction will be treated as a pooling of interests for accounting purposes.
  Headquartered in Ephrata, WA, Grant National will retain its own name, staff, and Board of Directors, and will operate as USBN's fourth independent banking subsidiary.
The bank's second branch is in the city of Moses Lake, WA.
  "Both Grant National and United Security focus on small business banking and superb customer service," said Richard
C. Emery, President and Chief Executive Officer. "Grant National Bank is a logical extension of our presence in Central Washington. We expect this acquisition to be accretive to earnings during 1999 and cause only minor dilution to earnings in the first year. Larry Mitson, Grant's president, and his excellent staff will be integral to our regional growth."
  "United Security's growth has been very impressive and we have similar corporate cultures," Mitson noted. "Both companies are dedicated to fine customer service, community businesses, consumer banking and community involvement."
  Founded in 1989, Grant National Bank had approximately $32 million in total assets, $28 million in deposits, $21 million in loans and $3.4 million in total equity at March 31, 1998. the bank generated a 13.5% return on equity and 1.4% return on assets during 1997. United Security Bancorporation had total assets of $348.9 million, total deposits of $301.1 million, and loans of $241.5 million at March 31.
  "Our 1997 acquisition of five Wells Fargo (NYSE: WFC) branches included a small office in Moses Lake," noted Chairman William C. Dashiell. "We will be studying customers' banking preferences regarding the eventual consolidation of our staffs while providing our market area and employees the best possible opportunities. And, we will continue to evaluate additional, appropriate partners to join the USBN banking family."
  Based on an exchange formula tied to the average price of USBN stock for a period prior to closing, Grant National Bank shareholders will receive approximately 14 shares of United Security Bancorporation common stock for each share of Grant National they currently own. The 33,000 shares of Grant National did not trade on an exchange.

                         UNITED SECURITY BANCORPORATION

  United Security Bancorporation is a multi-bank holding company. Its three other banking subsidiaries include
United Security (based in Spokane), Home Security (based in the Yakima Valley) and Bank of Pullman (based in Pullman, near the Idaho border). With this acquisition, USBN has 26 branch offices - 25 in Central and Eastern Washington and one in Idaho. USBN also owns USB insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB
Leasing, a commercial leasing company.

                                   2